Exhibit 10(hh)
February 14, 2019

Ken Giacobbe
1007 Amy Place
Gibson, PA 15044

Dear Ken:

I am pleased to confirm that you were issued 60,000 restricted stock units (RSUs) as a special retention award valued at $1,075,200 (based on the Arconic closing stock price of $17.92) on the grant date of February 12, 2019. The award, which will vest on February 12, 2020, will be subject to your continued employment through the vesting date. (Please refer to the terms and conditions of the Special Retention Award Agreement.) This award is a demonstration of our continuing commitment to you. The enclosed Fact Sheet outlines the terms and conditions of the grant.

We look forward to your continued contributions toward our success.

Sincerely,

/s/ John Plant

John Plant

Enclosure – Fact Sheet